Exhibit 4.6

AMENDMENT

to the

MICROTUNE, INC.

2000 DIRECTOR OPTION PLAN

Pursuant to Section 11 of the Microtune, Inc. 2000 Director Option Plan (the “Plan”), the Plan is hereby amended as follows:

1. The first paragraph of Section 3 of the Plan is deleted in its entirety and the following is substituted in its place:

“Stock Subject to the Plan. Subject to the provisions of Section 10 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 457,500 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.”

2. This Amendment shall amend only those provisions of the Plan set forth herein, and those sections, paragraphs and sentences not expressly amended hereby shall remain in full force and effect.

3. This Amendment shall be effective immediately upon its approval by the stockholders of the Company.

IN WITNESS WHEREOF, the undersigned had executed this Amendment as of February 27, 2004.

MICROTUNE, INC.

By:	/s/ James A. Fontaine

Name:	James A. Fontaine

Title:	Chief Executive Officer & President

APPROVED BY THE STOCKHOLDERS OF

THE COMPANY ON MAY 5, 2004